Exhibit 2.1
ASSET PURCHASE AGREEMENT
Dated as of May 14, 2010
Among
NAVIGANT CONSULTING, INC.,
DAYLIGHT FORENSIC & ADVISORY LLC,
DAYLIGHT FORENSIC & ADVISORY LTD,
THE MEMBERS OF
DAYLIGHT FORENSIC & ADVISORY LLC
And
THE OTHER PARTIES LISTED ON THE
SIGNATURE PAGES HERETO

i

ASSET PURCHASE AGREEMENT
          ASSET PURCHASE AGREEMENT, dated as of May 14, 2010 (this “Agreement”), among Navigant Consulting, Inc., a Delaware corporation (“Buyer”), Daylight Forensic & Advisory LLC, a Delaware limited liability company (“Seller”), Daylight Forensic & Advisory LTD, a United Kingdom private limited company (“Seller Subsidiary”), each of the members of Seller (the “Members,” and each a “Member”) and each of the LP Members (as defined herein) (the LP Members, together with the Members, being referred to as the “Selling Parties”).
          WHEREAS, Seller and Seller Subsidiary are engaged in the business of providing financial investigations and forensic accounting, anti-money laundering consulting, regulatory compliance, forensic technology services, and fraud risk management (the “Business”); and
          WHEREAS, Seller and Seller Subsidiary desire to sell, and the Selling Parties desire to cause Seller and Seller Subsidiary to sell to Buyer, and Buyer desires to purchase from Seller and Seller Subsidiary, on a going concern basis, substantially all of the assets, properties and business of Seller and Seller Subsidiary, and Buyer desires to assume certain liabilities of the Business, all on the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Seller, Seller Subsidiary, the Selling Parties and Buyer as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
          “Affiliate” means, (i) with respect to any Person (other than an LP Member), any other Person which, at the time of determination, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person and (ii) with respect to an LP Member, any other Person which, at the time of determination, directly or indirectly controls such LP Member and, for the avoidance of doubt, does not include any portfolio or other company controlled by, or in common control with, an LP Member or any limited partner of an LP Member.
          “Agreed Accounting Principles” means generally accepted accounting principles in the United States, consistently applied; provided, however, that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet, or the Subsidiary Balance Sheet, as applicable.

          “Agreement” has the meaning specified in the first paragraph of this Agreement.
          “Allocation Schedule” has the meaning specified in Section 3.3.
          “Assumed Liabilities” has the meaning specified in Section 2.3.
          “Balance Sheet” means the audited balance sheet of Seller as of the Balance Sheet Date included in Schedule 5.4.
          “Balance Sheet Date” means December 31, 2009.
          “Business” has the meaning specified in the recitals to this Agreement.
          “Business Property” means any real or personal property, building, equipment or other asset owned, leased or operated by Seller or Seller Subsidiary but shall not include any Excluded Asset.
          “Buyer” has the meaning specified in the first paragraph of this Agreement.
          “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith, other than the Employment Agreements, the Confidential Information Agreements, the Transition Services Agreement and the Sign-On Recovery Agreements.
          “Buyer Excluded Covenants” has the meaning specified in Section 8.5.
          “Buyer Excluded Representations” has the meaning specified in Section 8.5.
          “Buyer Group Member” means Buyer and its Affiliates and each of their respective directors, officers, employees, successors and assigns.
          “Claim Notice” has the meaning specified in Section 8.3.
          “Closing” means the closing of the transfer of the Purchased Assets from Seller and Seller Subsidiary to Buyer and the assumption of the Assumed Liabilities by Buyer.
          “Closing Date” has the meaning specified in Section 4.1.
          “Closing Date Cash Payment” has the meaning specified in Section 3.1.
          “COBRA Beneficiary” has the meaning specified in Section 7.4.
          “Code” means the Internal Revenue Code of 1986.
          “Confidential Information Agreements” has the meaning specified in Section 4.4.

          “Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.
          “Court Order” means any judgment, order, award or decree of any United States, federal, state or local or supra-national or non-United States court or tribunal and any award in any arbitration proceeding.
          “Deferred Cash Payment” has the meaning specified in Section 3.2.
          “Deposits” has the meaning specified in Section 2.1.
          “DFA Holdings” means Daylight F&A Holdings, Inc., a Delaware corporation.
          “Dispute” has the meaning specified in Section 9.18.
          “Employee Requirements of Laws” has the meaning specified in Section 5.18.
          “Employment Agreement” means the Employment Agreements in the forms contained in Exhibit A entered into between Buyer and each Key Employee.
          “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, right of way, defect in title or other encumbrance of any kind.
          “Environmental Requirements of Laws” means any applicable United States, federal, state and any non-United States laws, constitutions, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law concerning the protection of the environment, health and safety as it relates to any Contaminant, any Release or threatened Release, or the transportation, storage, handling, disposal or presence of any Contaminant.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “Excluded Assets” has the meaning specified in Section 2.2.
          “Excluded Intellectual Property” has the meaning specified in Section 2.2.
          “Excluded Liabilities” has the meaning specified in Section 2.4.
          “Excluded Personal Property” has the meaning specified in Section 2.2.
          “Excluded Receivables” has the meaning specified in Section 2.2.
          “Excluded Software” has the meaning specified in Section 2.2.

          “Expenses” means any and all out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals); provided, however, that (a) for purposes of computing the amount of Expenses incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements (net of all costs of collection related thereto and any deductibles and co-payments related thereto) actually received by such Person or any of such Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Expenses or the circumstances giving rise thereto, (b) “Expenses” shall in no event include consequential or incidental damages which were not reasonably foreseeable, except to the extent that an Indemnified Party is required to pay such damages to any third Person in connection with a Third Party Claim (it being understood that in any event “Expenses” shall include costs related to damages for lost profits; provided, however, that nothing contained in this definition shall be deemed to lessen or otherwise alter the applicable legal and evidentiary standards that must be satisfied or proven to recover Expenses) and (c) “Expenses” incurred by a party shall include internal expenses of such party relating to the preparation and expert testimony of employees of such party in connection with a proceeding.
          “Governmental Body” means any domestic, multi-national, foreign, United States, federal, state or local or supra-national or non-United States government, political subdivision, governmental, regulatory, instrumentality, agency, body or commission, self-regulatory, organization, court, tribunal or judicial or arbitral body.
          “Governmental Permits” has the meaning specified in Section 5.9.
          “Indemnified Party” has the meaning specified in Section 8.3.
          “Indemnitor” has the meaning specified in Section 8.3.
          “Individual Members” means Ellen Zimiles and Joseph A. Spinelli.
          “Intellectual Property Agreements” has the meaning specified in Section 5.14(c).
          “Instrument of Assignment” means the Instrument of Assignment in the form of Exhibit B.
          “Instrument of Assumption” means the Instrument of Assumption in the form of Exhibit C.
          “Intellectual Property” means all (i) Trade Secrets, (ii) United States, state and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, (iii) United States and foreign copyrights and mask works (as defined in 17 U.S.C. § 901), whether registered or unregistered, and pending applications to register the same, and (iv) United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.
          “IRS” means the Internal Revenue Service.
          “Key Employee” means Ellen Zimiles, Joseph A. Spinelli and Scott Moritz, Salvatore La Scala and Carmina Hughes.
          “Leased Real Property” has the meaning specified in Section 5.11.
          “LP Members” means Financial Technology Ventures II (Q), L.P. and Financial Technology Ventures II, L.P.
          “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges ; provided, however, that (a) for purposes of computing the amount of Losses incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Losses or the circumstances giving rise thereto (net of all costs of collection related thereto and any deductibles and co-payments related thereto), and (b) “Losses” shall in no event include consequential or incidental damages which were not reasonably foreseeable, except to the extent that an Indemnified Party is required to pay such damages to any third Person in connection with a Third Party Claim (it being understood that in any event “Losses” shall include damages for lost profits; provided, however, that nothing contained in this definition shall be deemed to lessen or otherwise alter the applicable legal and evidentiary standards that must be satisfied or proven to recover Losses).
          “Material Adverse Effect” shall mean a material adverse effect on the Purchased Assets, the Business or the operations, liabilities, profits or financial condition of the Business or the Purchased Assets (in each case, taken as a whole), excluding any changes or effects caused by (1) the transactions contemplated by this Agreement or the announcement thereof, (2) any act or omission by Seller, Seller Subsidiary or the Selling Parties taken with the prior written consent or at the written direction or written request of Buyer, (3) changes in general economic conditions, (4) changes in Requirements of Laws or Agreed Accounting Principles, in each case, after the date hereof, (5) other changes directly or indirectly affecting companies operating in the financial investigations and forensic accounting industries generally or (6) any change in general political conditions (including acts of war, declared or undeclared, or terrorism), in the case of each of clauses (3) — (6) above, other than changes that have a disproportionate effect on the Business relative to the effect on other companies operating in the same industry as the Business.
          “Members” has the meaning specified in the first paragraph of this Agreement.
          “Noncompetition Agreement” means the Noncompetition Agreement in the form contained in Exhibit G entered into between Buyer and each Individual Member.

          “Nonqualified Deferred Compensation Plan” has the meaning specified in Section 5.17.
          “Owned Software” has the meaning specified in Section 5.14(g).
          “Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith and are listed on Schedule 5.7, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which do not adversely affect title to, materially detract from the value of, or materially impair the existing use of, the property affected by such lien or imperfection.
          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.
          “Possible Excluded Matters” has the meaning specified in Section 2.2.
          “Purchase Price” has the meaning specified in Section 3.1.
          “Purchased Assets” has the meaning specified in Section 2.1.
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Business Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Business Property.
          “Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.
          “Requirements of Laws” means any United States, federal, state and any non-United States laws, constitutions, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law, other than Environmental Requirements of Laws and Employee Requirements of Laws.
          “Seller” has the meaning specified in the first paragraph of this Agreement.
          “Seller Agreements” has the meaning specified in Section 2.1(F).
          “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller, Seller Subsidiary or any Selling Party under this Agreement or in connection herewith, other than the Employment Agreements, the Confidential Information Agreements, the Transition Services Agreement and the Sign-On Recovery Agreements.

          “Seller Excluded Covenants” has the meaning specified in Section 8.5.
          “Seller Excluded Representations” has the meaning specified in Section 8.5.
          “Seller Group Member” means Seller, Seller Subsidiary, each Selling Party, the general partners of the LP Members and each of their respective directors, officers, employees, successors and assigns.
          “Seller LLC Agreement” has the meaning specified in Section 4.4.
          “Seller Party” has the meaning specified in Section 7.12.
          “Seller Subsidiary” has the meaning specified in the first paragraph of this Agreement.
          “Seller’s Compensation Commitments” has the meaning specified in Section 5.17.
          “Seller’s ERISA Plans” has the meaning specified in Section 5.17.
          “Seller’s Non-ERISA Plans” has the meaning specified in Section 5.17.
          “Sellers’ Representative” has the meaning specified in Section 7.12.
          “Selling Parties” has the meaning specified in the first paragraph of this Agreement.
          “Sign-On Recovery Agreements” has the meaning specified in Section 4.4.
          “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
          “Specified Matters” has the meaning specified in Section 2.2.
          “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
          “Sublease Agreement” means the Sublease Agreement in the form contained in Exhibit F to be entered into between Buyer and Seller.
          “Subsidiary Balance Sheet” means the audited balance sheet of Seller Subsidiary as of the Balance Sheet Date included in Schedule 5.4.
          “Tax” (and, with correlative meaning, “Taxable”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity agreement or arrangement.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.
          “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes Seller.
          “Third Person Claim” has the meaning specified in Section 8.3.
          “Trade Secrets” means confidential proprietary ideas, trade secrets, know-how, developments, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, databases, customer lists, supplier lists, mailing lists, business plans, or other confidential proprietary information.
          “Transferring Employees” has the meaning specified in Section 7.4.
          “Transition Services Agreement” means the Transition Services Agreement in the form contained in Exhibit H entered into between Buyer and Seller.
          1.2 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (iv) to “$” or “dollars” or similar references means United States dollars, unless specifically otherwise stated. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
ARTICLE II
PURCHASE AND SALE

          2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement (including Section 9.13), on the Closing Date, Seller and Seller Subsidiary shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller and Seller Subsidiary, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of Seller and Seller Subsidiary and the goodwill associated therewith and all of the assets and properties of Seller and Seller Subsidiary of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist on the Closing Date, other than Excluded Assets (herein collectively called the “Purchased Assets”), including, all right, title and interest of Seller and Seller Subsidiary in, to and under:
          (a) all of the assets reflected on the Balance Sheet and the Subsidiary Balance Sheet, except for Excluded Assets and except for those assets disposed of or converted into cash after the Balance Sheet Date in the ordinary course of the Business consistent with past practice;
          (b) all client deposits and prepayments for work not completed as of the Closing Date (“Deposits”), including the Deposits set forth on Schedule 2.1(B);
          (c) the Governmental Permits listed in Schedule 5.9;
          (d) the equipment, furniture and other personal property listed or referred to in Schedule 5.12, other than the Excluded Personal Property;
          (e) all Intellectual Property (and all goodwill associated therewith), other than the Excluded Intellectual Property;
          (f) the contracts and other agreements listed in Schedule 2.1(F) (the “Seller Agreements”) and the client engagements listed in Schedule 2.1(F) and the clients to which Seller has made proposals as listed in Schedule 2.1(F);
          (g) all client relationships, client work papers (except to the extent that such client work papers relate to completed client engagements), client work product and client lists;
          (h) the Software listed in Schedule 5.14(B), other than the Excluded Software;
          (i) all rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Seller arising out of transactions occurring prior to the Closing Date; provided that Seller or Seller Subsidiary, as the case may be, shall retain all rights to indemnification or contribution thereunder to the extent such rights relate to matters prior to the Closing Date;
          (j) all publications, know how, developments, models, databases, computer files, training programs, inventories, books and records (including all data and other information stored on discs, tapes or other media) including sales, advertising and marketing materials, but excluding all financial books and records;
          (k) copies of all financial books and records of Seller and Seller Subsidiary; and

          (l) all telephone and telephone facsimile numbers (to the extent owned by Seller or Seller Subsidiary), Internet sites, Internet domain names, URLs and addresses and other directory listings utilized by Seller or Seller Subsidiary.
          2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):
          (a) all cash and cash equivalents, excluding all Deposits;
          (b) all client accounts receivable generated by the Business and all work-in-process, in each case as of the Closing Date, in accordance with the Agreed Accounting Principles, as well as any other receivables of the Business, including any VAT receivables (collectively, the “Excluded Receivables”);
          (c) the real estate leases listed in Schedule 5.11, the personal property leases listed in Schedule 5.13, the equipment, furniture and other personal property listed on Schedule 2.2(c)(i) (the “Excluded Personal Property”), the Intellectual Property listed on Schedule 2.2(c)(ii) (the “Excluded Intellectual Property”) and the Software listed on Schedule 2.2(c)(iii) (the “Excluded Software”);
          (d) pre-paid rent and other pre-payments made by Seller or Seller Subsidiary prior to the Closing Date and any refundable security deposits related to the Excluded Assets;
          (e) Seller’s or Seller Subsidiary’s rights, claims or causes of action against third parties relating to the Business which might arise in connection with the discharge by Seller or Seller Subsidiary of the Excluded Liabilities and rights to indemnification or contribution to the extent such rights relate to matters prior to the Closing Date;
          (f) all financial books and records, all minute books and membership interest transfer books and records of Seller or Seller Subsidiary;
          (g) Seller’s employee benefit agreements, plans or arrangements listed in Schedule 5.17(A), Schedule 5.17(B) and Schedule 5.17(C) or otherwise maintained by Seller or Seller Subsidiary on behalf of persons employed or formerly employed by, or performing services or formerly performing services for, Seller or Seller Subsidiary;
          (h) all of the outstanding equity interests of Seller Subsidiary;
          (i) the contracts and agreements listed on Schedule 2.2(I);
          (j) client work papers related to completed client engagements;
          (k) the proceeds from any insurance contract of Seller or Seller Subsidiary; and;
          (l) all refunds of any Tax for which Seller or Seller Subsidiary is liable pursuant to Section 7.2; and

          (m) the client matters listed on Schedule 2.2(m)(1) (the “Specified Matters”) and, subject to Section 9.13(b), the client matters listed on Schedule 2.2(m)(2) (the “Possible Excluded Matters”) and the client engagements, contracts or agreements with clients, client relationships, client work papers and client work product relating primarily to such Specified Matters and such Possible Excluded Matters.
          2.3 Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller and Seller Subsidiary the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Seller or Seller Subsidiary in accordance with their respective terms and subject to the respective conditions thereof:
          (a) all duties, liabilities and obligations of Seller or Seller Subsidiary to be paid, discharged or performed after the Closing Date under the Seller Agreements, except in each case, to the extent such liabilities and obligations, but for a breach or default by Seller or Seller Subsidiary, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default; and
          (b) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 7.2.
All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”
          2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller or Seller Subsidiary, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption or expressly assumed by Buyer after the date hereof (all such liabilities and obligations not being assumed being herein or subsequently called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:
          (a) any liabilities in respect of Taxes for which Seller or Seller Subsidiary is liable pursuant to Section 7.2;
          (b) any payables and other liabilities or obligations of Seller or Seller Subsidiary to any of their employees or Affiliates or the Selling Parties or former employee or members of Seller or Seller Subsidiary, including any severance or termination obligations described in Section 7.4(f) and any accrued bonuses as of the Closing;
          (c) any costs and expenses incurred by Seller or Seller Subsidiary incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;
          (d) any liabilities or obligations in respect of any Excluded Assets (including the real estate leases listed in Schedule 5.11);
          (e) any liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Schedule 5.22; or

          (f) any liabilities and obligations related to, associated with or arising from (i) the occupancy, operation, use or control of any of the Business Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Requirements of Laws, Employee Requirements of Laws or Environmental Requirements of Laws, including liabilities and obligations related to, or arising from, any Release of any Contaminant on, at or from the Business Property prior to the Closing Date.
ARTICLE III
PURCHASE PRICE
          3.1 Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:
          (a) $30,000,000 in cash paid at closing (the “Closing Date Cash Payment”); plus
          (b) the Deferred Cash Payment.
          3.2 Deferred Purchase Price Payment. Buyer shall pay to Seller, as part of the Purchase Price, on the first anniversary of the Closing Date, a cash payment equal to $10,000,000 (such payment being referred to as the “Deferred Cash Payment”) by wire transfer of immediately available funds to the account in the United States specified by Seller in writing to Buyer at least two business days prior to the date for payment of the Deferred Cash Payment.
          3.3 Allocation of Purchase Price. The Purchase Price (including, for purposes of this Section 3.3, any other consideration paid to Seller including the Assumed Liabilities) shall be allocated among the Purchased Assets in the manner set forth in Schedule 3.3 (the “Allocation Schedule”). Subject to any adjustments to the Purchase Price, the Buyer and Seller each agree (i) to be bound by the Allocation Schedule, (ii) to act in accordance with the Allocation Schedule in the preparation of financial statements and filing of all federal, state, local and foreign Tax Returns (including filing IRS Form 8594 with the United States federal Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, (iii) to take no position and to cause their Affiliates to take no position inconsistent with the Allocation Schedule for Tax purposes, including United States federal and state income Tax and foreign income Tax and (iv) to provide the other promptly with any other information required to complete IRS Form 8594. No later than thirty (30) days prior to filing each of their respective Forms 8594 contemplated by this Agreement, Buyer and Seller shall each deliver to the other a copy of its Form 8594.
ARTICLE IV
CLOSING
          4.1 Closing Date. The Closing shall be consummated at 10:00 A.M., local time, on the date hereof, or such later date as may be agreed upon by Buyer and Seller, at the offices of Sidley Austin LLP, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Buyer and Seller. The Closing shall be deemed to be effective as of

12:01 A.M., Chicago time, on such date, and such time and date are sometimes referred to herein as the “Closing Date.”
          4.2 Payment on the Closing Date. At Closing Buyer shall pay Seller an amount equal to the Closing Date Cash Payment (less the aggregate amount of the Deposits listed on Schedule 2.1(B) and plus the aggregate amount of the expenses listed on Schedule 7.10) by wire transfer of immediately available funds to the account in the United States specified by Seller in writing to Buyer at least two business days prior to the Closing.
          4.3 Buyer’s Additional Deliveries. At Closing, or promptly after the Closing in the case of the Sublease Agreement (as provided in the Transition Services Agreement), Buyer shall deliver to Seller, Seller Subsidiary and the Selling Parties all the following:
          (a) a copy of Buyer’s certificate of incorporation, certified as of a recent date by the Secretary of State of the State of Delaware;
          (b) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;
          (c) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the certificate of incorporation of Buyer since a specified date; (ii) the by-laws of Buyer; (iii) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;
          (d) the Instrument of Assumption, duly executed by Buyer;
          (e) an Employment Agreement with each Key Employee, an Agreement Regarding Confidential Information, Intellectual Property and Non-Solicitation in the form of Exhibit D with each Key Employee and a Sign-On Incentive Recovery Agreement in the forms of Exhibit E, with each Key Employee, in each case duly executed by Buyer;
          (f) a Sublease Agreement in the form of Exhibit F duly executed by Buyer;
          (g) a Noncompetition Agreement in the form of Exhibit G duly executed by Buyer; and
          (h) a Transition Services Agreement in the form of Exhibit H duly executed by Buyer.
          4.4 Seller’s Deliveries. At Closing, or promptly after the Closing in the case of the Sublease Agreement (as provided in the Transition Services Agreement), Seller, Seller Subsidiary and the Selling Parties shall deliver to Buyer all the following:
          (a) a copy of the certificate of formation of Seller certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware;
          (c) a copy of the certificate of incorporation of Seller Subsidiary;
          (d) a certificate of good standing of Seller Subsidiary issued as of a recent date by the Registrar of Companies for England and Wales;
          (e) a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate of formation of Seller since a specified date; (ii) the amended and restated limited liability company agreement of Seller dated December 29, 2009 as amended on or prior to the date hereof (the “Seller LLC Agreement”); (iii) the certificate of incorporation and the memorandum and articles of association of Seller Subsidiary; (iv) the resolutions of the board of directors of Seller and of the board of directors of Seller Subsidiary authorizing the execution and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; (v) the resolutions or consents of Seller as the sole member of Seller Subsidiary and of all of the Members, authorizing the execution and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (vi) incumbency and signatures of the officers of Seller and Seller Subsidiary executing this Agreement and any Seller Ancillary Agreement;
          (f) the Instrument of Assignment, duly executed by Seller and Seller Subsidiary;
          (g) an Employment Agreement, duly executed by each Key Employee;
          (h) an Agreement Regarding Confidential Information, Intellectual Property and Non-Solicitation, each in the form of Exhibit D, duly executed by each Key Employee (such agreements being referred to as the “Confidential Information Agreements”);
          (i) Sign-On Incentive Recovery Agreements, in the forms of Exhibit E, duly executed by each Key Employee (such agreements being referred to as the “Sign-On Recovery Agreements”);
          (j) a Sublease Agreement in the form of Exhibit F duly executed by Seller;
          (k) a Noncompetition Agreement in the form of Exhibit G duly executed by each Individual Member;
          (l) a Transition Services Agreement in the form of Exhibit H duly executed by Seller;
          (m) certificates of title or origin (or like documents) with respect to any property or asset included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

          (n) copies of all consents, waivers or approvals obtained by Seller or Seller Subsidiary with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement (other than consents related to Excluded Assets or Excluded Liabilities); and
          (o) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.
In addition to the above deliveries, Seller, Seller Subsidiary and each Selling Party shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER, SELLER SUBSIDIARY AND
THE SELLING PARTIES
          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller, Seller Subsidiary and the Selling Parties, jointly and severally, represent and warrant to Buyer and agree as follows:
          5.1 Organization of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller Subsidiary is a private limited company duly organized, validly existing and in good standing under the laws of the United Kingdom. Each of Seller and Seller Subsidiary is duly qualified to transact business and is in good standing in each of the jurisdictions listed next to its names in Schedule 5.1, which jurisdictions are the only ones in which the ownership or leasing by Seller and Seller Subsidiary of the Purchased Assets or the conduct of the Business as it is now being conducted by Seller and Seller Subsidiary requires such qualification, except for such failures to be qualified that would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect. No other jurisdiction has demanded, requested or otherwise indicated in writing that Seller or Seller Subsidiary is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. Each of Seller and Seller Subsidiary has full power and authority to own or lease and to operate and use the Purchased Assets owned, leased, operated or used by it and to carry on the Business as now conducted by it. The Members own all of the issued and outstanding membership interests of Seller, as set forth on Schedule 5.1. Seller owns all of the issued and outstanding equity or other interests of Seller Subsidiary. The LP Members own all of the issued and outstanding equity or other interests of DFA Holdings.
          True and complete copies of the certificate of formation of Seller and all amendments thereto, the Seller LLC Agreement and the certificate of incorporation and memorandum and articles of association of Seller Subsidiary and all amendments thereto have been delivered to Buyer.

          5.2 Subsidiaries and Investments. Other than Seller Subsidiary, Seller does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (b) control any corporation, partnership, limited liability company, joint venture or other entity. Seller Subsidiary does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) control any corporation, partnership, limited liability company, joint venture or other entity. No Selling Party owns any such voting securities or other equity interests or controls any corporation, partnership, limited liability company, joint venture or other entity which is involved in or relates to the Business, other than Seller, Seller Subsidiary and DFA Holdings.
          5.3 Authority of Seller, Seller Subsidiary and the Selling Parties. (a) Seller has full right, power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by Seller. The execution, delivery and performance of this Agreement and such Seller Ancillary Agreements by Seller has been duly authorized and approved by Seller’s board of directors and all of the Members, and does not require any further authorization or consent of Seller or any Selling Party. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and each of the Seller Ancillary Agreements to be executed, delivered and performed by Seller has been duly authorized by Seller and is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
          (b) Seller Subsidiary has full right, power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by Seller Subsidiary. The execution, delivery and performance of this Agreement and such Seller Ancillary Agreements by Seller Subsidiary has been duly authorized and approved by Seller Subsidiary’s Board of Directors and by Seller as the sole member of Seller Subsidiary, and does not require any further authorization or consent of Seller or Seller Subsidiary. This Agreement has been duly authorized, executed and delivered by Seller Subsidiary and is the legal, valid and binding obligation of Seller Subsidiary enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and each of the Seller Ancillary Agreements to be executed, delivered and performed by Seller Subsidiary has been duly authorized by Seller Subsidiary and is a legal, valid and binding obligation of Seller Subsidiary enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          (c) Each Individual Member has the legal right, power and capacity to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by such Individual Member. The execution, delivery and performance of this Agreement and each such Seller Ancillary Agreement by such Individual Member do not require any further authorization or consent of Seller or any Member. DFA Holdings and each LP Member has full right, power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by it. The execution, delivery and performance of this Agreement and each such Seller Ancillary Agreement by DFA Holdings have been duly authorized and approved by DFA Holdings’ Board of Directors and by the LP Members as the shareholders of DFA Holdings, and does not require any further authorization or consent of DFA Holdings or the LP Members. The execution, delivery and performance of this Agreement and each such Seller Ancillary Agreement by such LP Member have been duly authorized and approved by the general partner of such LP Member and do not require any further authorization or consent of such LP Member, any partner of such LP Member or any other Person. This Agreement has been duly executed and delivered by each of the Selling Parties and is the legal, valid and binding obligation of each of the Selling Parties enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and each of the Seller Ancillary Agreements to be executed, delivered and performed by any Selling Party is a legal, valid and binding obligation of such Selling Party enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
          (d) Except as set forth in Schedule 5.3(D), neither the execution nor delivery of this Agreement nor any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the certificate of formation of Seller, the Seller LLC Agreement or the certificate of incorporation of Seller Subsidiary or DFA Holdings, (B) the certificate of limited partnership or the partnership agreement of any LP Member, (C) any Seller Agreement, (D) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller, Seller Subsidiary or any Selling Party is a party or any of the Purchased Assets is subject or by which Seller, Seller Subsidiary or any Selling Party is bound, (E) any Court Order to which Seller, Seller Subsidiary or any Selling Party is a party or any of the Purchased Assets is subject or by which Seller, Seller Subsidiary or any Selling Party is bound, or (F) any Requirements of Laws, Employee Requirements of Laws or Environmental Requirements of Laws, in each case affecting Seller, Seller Subsidiary or any Selling Party or the Purchased Assets, except in the case of clauses (C), (D) and (F), for any such breach, violation, default or Encumbrance that would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect, or materially impair or delay the ability of Seller and Seller Subsidiary to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement or the Seller Ancillary Agreements, as applicable; or
     (ii) except for any consent, authorization or approval listed on Schedule 5.3(D) or any consent, authorization or approval related to any Excluded Asset or Excluded Liability, require the approval, consent, authorization or act of, or the making by Seller, Seller Subsidiary or any Selling Party of any declaration, filing or registration with, any Person.
          5.4 Financial Statements. Schedule 5.4 contains (i) the audited balance sheets of Seller as of December 31, 2008 and 2009 and the related audited statements of income and cash flows for the years then ended, together with the appropriate notes to such financial statements, and (ii) the audited balance sheets of Seller Subsidiary as of December 31, 2008 and 2009 and the related audit statements of income and cash flows for the years then ended, together with appropriate notes to such financial statements. Except as set forth therein or in the notes thereto, all such balance sheets and statements of income and cash flows are consistent with the books and records of Seller or Seller Subsidiary, as the case may be, have been prepared in conformity with the Agreed Accounting Principles consistently applied, and such balance sheets and related statements of income and cash flow present fairly, in all material respects, the financial position and results of operations of Seller, as the case may be, as of their respective dates and for the respective periods covered thereby.
          5.5 Operations Since Balance Sheet Date. (a) Except as set forth in Schedule 5.5(A), since the Balance Sheet Date, there has been:
     (i) no material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits or financial condition of Seller or Seller Subsidiary and, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, no fact or condition exists or is contemplated or threatened which would reasonably be expected to cause such a change in the future; and
     (ii) no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.
          (b) Except as set forth in Schedule 5.5(B), since the Balance Sheet Date, Seller and Seller Subsidiary have conducted the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, neither Seller nor Seller Subsidiary has:
     (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from Seller or Seller Subsidiary to the Selling Parties or to any of their Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or Subsidiary Balance Sheet (except for Excluded Assets) or any assets acquired by Seller or Seller Subsidiary after the Balance Sheet Date (except for Excluded Assets), except for immaterial amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;
     (ii) cancelled any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;
     (iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) (except for Excluded Liabilities);
     (iv) accelerated or delayed collection of notes or accounts receivable generated by the Business or accelerated work-in-process in advance of or beyond their regular due dates or the dates when the same would have been collected or performed in the ordinary course of the Business consistent with past practice;
     (v) delayed or accelerated payment of any account payable or other liability of the Business (except for Excluded Liabilities) beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;
     (vi) made, or agreed to make, any payment of cash or distribution of assets to any Selling Party or any Affiliates of any Selling Party or any employee of Seller or Seller Subsidiary, other than the payment of salaries, bonuses or expense reimbursement in the ordinary course of the Business consistent with past practice and other than distributions in an amount equal to the estimated Taxes owed by the Members in respect of their interest in Seller for the period ending on the Closing Date;
     (vii) instituted any increase in any compensation payable to any Member or any employee of Seller or Seller Subsidiary or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to Members or employees of Seller or Seller Subsidiary, other than with respect to employees that are not Transferred Employees;
     (viii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 7.2 or accelerating deductions to periods for which Seller or Seller Subsidiary is liable pursuant to Section 7.2);
     (ix) made any change in the accounting principles and practices used by Seller or Seller Subsidiary from those applied in the preparation of the Balance Sheet or the Subsidiary Balance Sheet, as the case may be, and the related statements of income and cash flow for the period then ended;

     (x) made any material change to its internal control over financial reporting, or identified or become aware of any fraud or any significant deficiency or material weakness in internal control over financial reporting; or
     (xi) entered into or become committed to enter into any other material transaction except in the ordinary course of Business consistent with past practice.
          5.6 No Undisclosed Liabilities. Except as set forth in Schedule 5.6, neither Seller nor Seller Subsidiary is subject to any material liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet or the Subsidiary Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet or the Subsidiary Balance Sheet and reasonably incurred after the Balance Sheet Date in the ordinary course of the Business consistent with past practice.
          5.7 Taxes. (a) Except as set forth in Schedule 5.7 and except to the extent that the following would not have a Material Adverse Effect, (i) Seller has filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (iv) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes relating to the Business and, to the knowledge of Seller or the Selling Parties, no basis exists therefor; (v) Seller has not waived any statute of limitations in respect of Taxes; (vi) all monies required to be withheld by Seller (including from employees of the Business for income Taxes and social security and other Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; (vii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement; (viii) none of the Purchased Assets is properly treated as owned by persons other than Seller for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (ix) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or subject to a so-called “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (x) following the Closing Date, pursuant to any agreement or arrangement entered into by Seller or any Affiliate thereof on or prior to the Closing Date, Buyer will not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (xi) Seller is properly treated as the owner, for all federal, state, local and other income Tax purposes, of all property of which it is the lessor; (xii) Seller is not a party to any Tax allocation or sharing agreement; and (xiii) Seller has not been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was Seller), or has any liability for the Taxes of any person (other than Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (b) Except as disclosed on Schedule 5.7, Seller will not be subject to any Tax, including any Tax under Section 1374 of the Code, with respect to the transactions contemplated by this Agreement.
          5.8 Availability of Assets. (a) Except as set forth in Schedule 5.8 and except for the Excluded Assets, the Purchased Assets constitute all the assets used in or relating to the Business and, with respect to equipment, furniture and other personal property, are in good condition (subject to normal wear and tear) and are suitable for their current uses. Except for the Excluded Assets, no Selling Party nor any of the Affiliates of any Selling Party owns any assets or properties used in or necessary for the operation by Seller and Seller Subsidiary of the Business as currently conducted.
          (b) Schedule 5.8 sets forth a description of all material services provided by Seller, Seller Subsidiary or any Affiliate of Seller or Seller Subsidiary utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed in Schedule 5.17(J) and the manner in which the costs of providing such services have been allocated to the Business.
          5.9 Governmental Permits. (a) Each of Seller and Seller Subsidiary owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business as currently conducted (collectively, the “Governmental Permits”), except where the failure so to own, hold or possess would not reasonably be expected to have a Material Adverse Effect. Schedule 5.9 sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been made available to Buyer by Seller.
          (b) Except as set forth in Schedule 5.9, (i) each of Seller and Seller Subsidiary has fulfilled and performed, in all material respects, its obligations under each of the Governmental Permits, and, to the knowledge of Seller, Seller Subsidiary and the Selling Parties, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which would reasonably be expected to materially adversely affect the rights of Seller or Seller Subsidiary under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received in writing by, or is known to, Seller, Seller Subsidiary or the Selling Parties; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement.
          5.10 Real Property. Neither Seller nor Seller Subsidiary owns any real property or holds any option to acquire any real property.

          5.11 Real Property Leases. Schedule 5.11 sets forth a list of each lease or similar agreement under which Seller or Seller Subsidiary is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”).
          5.12 Personal Property. Schedule 5.12 contains a list of all equipment, vehicles, furniture and other personal property owned by Seller or Seller Subsidiary having an original cost of $1,000 or more and used in or relating to the Business.
          5.13 Personal Property Leases. Schedule 5.13 contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Seller or Seller Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person.
          5.14 Intellectual Property; Software. (a) Schedule 5.14(A) contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all registered Trademarks, registered Copyrights and issued Patents and all applications therefor owned by Seller or Seller Subsidiary.
          (b) Schedule 5.14(B) contains a list (i) and description (showing in each case any owner, licensor or licensee) of all Software owned by Seller or Seller Subsidiary and (ii) of all licenses to Seller or Seller Subsidiary for Software used in that is material to the Business; provided, however, that Schedule 5.14(B) does not list mass market Software licensed to Seller or Seller Subsidiary that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements.
          (c) Schedule 5.14(C) contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to: (i) any Intellectual Property listed in Schedule 5.14(A) that is licensed to third parties or (ii) any Software required to be listed in Schedule 5.14(B)(i) that is licensed to third parties (together with the licenses listed in Schedule 5.14(B)(ii), the “Intellectual Property Agreements”).
          (d) Except as disclosed in Schedule 5.14(D), Seller or Seller Subsidiary: (i) owns the entire and exclusive right, title and interest in and to the Intellectual Property included in the Purchased Assets, free and clear of any Encumbrance, except for a Permitted Encumbrance, or (ii) has the right to use the same and to use all Software included in the Purchased Assets.
          (e) Except as disclosed in Schedule 5.14(E): (i) to the knowledge of Seller, Seller Subsidiary and the Selling Parties, the Intellectual Property identified in Schedule 5.14(A) as being owned by Seller or Seller Subsidiary has not been cancelled or abandoned and is valid, in force and enforceable, and all applications to register any unregistered Intellectual Property so identified are pending, not abandoned and not challenged by third parties; and (ii) Seller or Seller Subsidiary has taken all action reasonably necessary to protect and where necessary, in its reasonable discretion, register the Intellectual Property owned by it. Complete copies of the prosecution history in the possession of Seller, Seller Subsidiary or representatives thereof for all applications for registration of Intellectual Property included in the Purchased Assets will be delivered to Buyer at Closing.
          (f) Except as set forth in Schedule 5.14(F), to the knowledge of Seller, Seller Subsidiary and the Selling Parties, as related to the Purchased Assets: (i) Seller and Seller Subsidiary have complied with all applicable privacy laws, (ii) no claim of any infringement, misappropriation, dilution or violation of any material Intellectual Property rights of any other Person has been made or asserted in respect of the operations of the Business; (iii) no claim of invalidity of any material Intellectual Property owned by Seller or Seller Subsidiary has been made by any other Person; and (iv) no Person infringes, misappropriates, dilutes, uses without authorization or violates any Intellectual Property or Software owned by Seller or Seller Subsidiary.
          (g) Except as disclosed in Schedule 5.14(G): (i) the Software included in the Purchased Assets is not subject to any transfer, assignment, change of control, site, equipment, or other operational limitations; (ii) Seller or Seller Subsidiary owns all right, title and interest in and to all of the Software included in the Purchased Assets and identified as being owned by the Seller or Seller Subsidiary in Schedule 5.14(B) (the “Owned Software”) (provided, however, that the parties acknowledge the effect of the principle of fair use under the Copyright laws of the United States and any foreign jurisdiction); (iii) to the knowledge of Seller, Seller Subsidiary and the Selling Parties, the Owned Software does not infringe, misappropriate, violate or dilute any Intellectual Property of any other Person; (iv) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, to the extent they exist; (v) the Owned Software operates in accordance with and conforms in all material respects to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form; (vi) neither the Seller nor Seller Subsidiary has incorporated any “open source” software into any Owned Software and the Owned Software is not based on any Software that is licensed pursuant to a so-called “open source” license, in each case that requires the Seller or Seller Subsidiary to disclose free of charge to third parties the source code to its own proprietary software; and (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person other than the Intellectual Property Agreements.
          (h) Except as disclosed in Schedule 5.14(H), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software included in the Purchased Assets on behalf of Seller or Seller Subsidiary or any predecessor in interest thereto has executed an assignment or an agreement to assign in favor of Seller or Seller Subsidiary (or such predecessor in interest, as applicable) of all right, title and interest in such material.
          (i) Except as disclosed in Schedule 5.14(I), each of Seller and Seller Subsidiary has entered into agreements with its employees, consultants, officers, directors and agents with access to confidential information, and Trade Secrets, processes and formulas, research and development results and other know how of Seller or Seller Subsidiary sufficient to maintain the confidentiality of such confidential information, and Trade Secrets, processes and formulas, research and development results and other know how of Seller or Seller Subsidiary, the value of which is dependent upon the maintenance of the confidentiality thereof. To the knowledge of Seller, Seller Subsidiary or the Selling Parties, there has been no unauthorized disclosure or use of, confidential information, or Trade Secrets, processes and formulas, research and development results and other know how of Seller or Seller Subsidiary. Each of Seller and Seller Subsidiary has taken adequate steps to prevent the unauthorized disclosure or use of confidential information and Trade Secrets, processes and formulas, research and development results and other know how of Seller or Seller Subsidiary related to the Purchased Assets.
          5.15 Accounts Receivable. All accounts receivables and work-in-process of Seller or Seller Subsidiary have arisen from bona fide transactions by Seller or Seller Subsidiary in the ordinary course of the Business consistent with past practice.
          5.16 Title to Property. Seller or Seller Subsidiary has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Seller or Seller Subsidiary will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.
          5.17 Employees and Related Agreements; ERISA. (a) Schedule 5.17(A) sets forth a list of each retirement, savings, thrift, deferred compensation, severance, ownership, option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, fringe benefit arrangement or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, for the benefit of any current or former Member, officer, director or employee of Seller or Seller Subsidiary and to which Seller, Seller Subsidiary or any of their respective Affiliates is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than plans of the type described in Section 5.17(b) or 5.17(c) (“Seller’s Non-ERISA Plans”).
          (b) Schedule 5.17(B) sets forth a list of each (i) employee collective bargaining agreement, and (ii) agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former Member, officer, director or employee of Seller or Seller Subsidiary (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which Seller, Seller Subsidiary or any of their respective Affiliates is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than Seller’s Non-ERISA Plans and other than plans of the type described in Section 5.17(c) (“Seller’s Compensation Commitments”).
          (c) Schedule 5.17(C) sets forth a list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) covering any employee or former employee of Seller or any of its Affiliates (collectively, “Seller’s ERISA Plans”). Neither Seller, Seller Subsidiary nor any of their respective Affiliates has ever maintained any employee pension benefit plan and neither Seller, Seller Subsidiary nor any of their respective Affiliates has ever been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).
          (d) A true and correct copy of each of the plans and arrangements listed on Schedules 5.17(A), 5.17(B) and 5.17(C), each as in effect on the date hereof, has been made available to Buyer.
          (e) Each Seller’s ERISA Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and, to the knowledge of Seller, Seller Subsidiary or Selling Parties, no circumstance exists which might cause such Plan to cease being so qualified.
          (f) Each Seller’s ERISA Plan and, to the knowledge of Seller, Seller Subsidiary and Selling Parties, each of Seller’s Non-ERISA Plans and Seller’s Compensation Commitments complies, and has been administered to comply, in all material respects, with all applicable Requirements of Law and Employee Requirements of Laws, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, threatened involving any such plan or the assets of any such plan or commitment. To the knowledge of Seller, Seller Subsidiary and the Selling Parties, each of Seller’s Non-ERISA Plans and Seller’s Compensation Commitments has been operated in a manner that will not result in the imposition of taxes on any of the Transferring Employees under Section 409A of the Code.
          (g) Neither Seller, Seller Subsidiary nor any of their respective Affiliates has any obligations under any of Seller’s Non-ERISA Plans, Seller’s Compensation Commitments or Seller’s ERISA Plans or otherwise to provide health or death benefits to or in respect of former employees of Seller, Seller Subsidiary or any of their respective Affiliates, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.
          (h) Neither Seller, Seller Subsidiary nor any of their respective Affiliates has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.
          (i) No litigation, arbitration or other claim has been commenced with respect to any Seller’s ERISA Plans, and, to the knowledge of Seller, Seller Subsidiary or the Members, no litigation, arbitration or other claim has been commenced with respect to any of Seller’s Non-ERISA Plans or Seller’s Compensation Commitments. To the knowledge of Seller, Seller Subsidiary or the Selling Parties, no litigation, arbitration or other claim is threatened (other than routine claims for benefits in the normal operation of such Seller’s ERISA Plans, Seller’s Non-ERISA Plans or Seller’s Compensation Commitments) with respect to any of Seller’s ERISA Plans, Seller’s Non-ERISA Plans or Seller’s Compensation Commitments. All material contributions required to be made with respect to any Seller’s ERISA Plans, Seller’s Non-ERISA

Plans or Seller’s Compensation Commitments on or before the date hereof have been made. None of Seller’s ERISA Plan, Seller’s Non-ERISA Plan or Seller’s Compensation Commitment is maintained for the benefit of employees outside of the United States or is otherwise subject to the laws of any jurisdiction other than the United States or a political subdivision thereof.
          (j) Schedule 5.17(J) contains: (i) a list of all directors, officers and employees of Seller or Seller Subsidiary employed by or performing services for Seller or Seller Subsidiary on and after January 1, 2009; (ii) the position, service date, and, if any, leave status (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid) of each such director, officer or employee; (iii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Seller or Seller Subsidiary) provided by Seller or Seller Subsidiary to any such director, officer or employee; (iv) a list of all bonuses and distributions paid to all Members, directors, officers and employees of Seller or Seller Subsidiary, since January 1, 2010; (v) a list of all present or former employees of Seller or Seller Subsidiary paid in excess of $50,000 in calendar year 2009 or with an annualized salary rate in excess of $50,000 for calendar year 2010 who have terminated or given notice of their intention to terminate their relationship with Seller or Seller Subsidiary since January 1, 2010; (vi) a list of any increase or any decrease, effective after January 1, 2010, in the rate of compensation of any director, officer or employee in any profit-sharing, bonus, inactive deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to Members, directors, officers or employees; (vii) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employee whose compensation as of January 1, 2010 was in excess of $50,000 per annum; and (viii) a list of all independent contractors or agents paid in excess of $50,000 since January 1, 2009.
          (k) Except as set forth in Schedule 5.17(K), (i) to the knowledge of Seller, Seller Subsidiary and the Selling Parties, neither Seller nor Seller Subsidiary is involved in any transaction or other situation with any employee, Selling Party, officer, director or Affiliate of Seller or Seller Subsidiary which may be generally characterized as a “conflict of interest”, including direct or indirect interests in the business of competitors, suppliers or customers of Seller or Seller Subsidiary, and (ii) there are no situations with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.
          5.18 Employee Relations. Except as set forth in Schedule 5.18, each of Seller and Seller Subsidiary has complied in all material respects with all applicable United States, federal, state and any non-United States laws, constitutions, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law relating to employment, wages, hours, discrimination in employment and collective bargaining (the “Employee Requirements of Laws”) and neither Seller nor Seller Subsidiary is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

Neither Seller nor Seller Subsidiary is a party to or, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, threatened with any material dispute with any of its employees. Neither Seller nor Seller Subsidiary is a party to or, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller or Seller Subsidiary. Neither Seller or Seller Subsidiary is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any client or customer of Seller or Seller Subsidiary. Schedule 5.18 sets forth a description of any union organizing or election activities involving any non-union employees of Seller or Seller Subsidiary which have occurred since January 1, 2000 or, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, are threatened as of the date hereof.
          5.19 Contracts. (a) Except for Excluded Assets and except for the Seller Agreements, neither Seller nor Seller Subsidiary is a party to or bound by any contract, agreement, commitment, understanding or instrument.
          (b) Except as set forth in Schedule 5.19, neither Seller nor Seller Subsidiary is a party to or bound by: (i) any contract for the purchase, sale or lease of real property; (ii) any contract for the purchase of services, materials, supplies or equipment or any contract with independent contractors, consultants or subcontractors, in each case which (x) involved the payment of more than $100,000 in 2009, (y) Seller or Seller Subsidiary reasonably expects will involve the payment of more than $100,000 in 2010 or (z) extends beyond January 1, 2011; (iii) any contract for the sale of goods or services which (w) involved the payment of more than $100,000 in 2009, (x) Seller or Seller Subsidiary reasonably expects will involve the payment of more than $100,000 in 2010, (y) extends beyond January 1, 2011 or (z) provides for fixed fees or payments to Seller or Seller Subsidiary; (iv) any guarantee of the obligations of clients, customers, suppliers, officers, directors, employees, any Selling Party, Affiliates or others; (v) any agreement which provides for, or relates to, the incurrence by Seller or Seller Subsidiary of indebtedness for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing); (vi) any contract not made in the ordinary course of the Business consistent with past practice; (vii) any non-disclosure or confidentiality agreement or any contract or agreement which provides for a most favored pricing provision for any client, customer or supplier of Seller or Seller Subsidiary; or (viii) any contract which limits or restricts where Seller or Seller Subsidiary may conduct the Business or the type or line of business in which Seller or Seller Subsidiary may engage.
          5.20 Status of Contracts. Except as set forth in Schedule 5.20, each of the Seller Agreements constitutes a valid and binding obligation of Seller or Seller Subsidiary and, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, of the other parties thereto and is in full force and effect and (except as set forth in Schedule 5.3) may be transferred to Buyer pursuant to this Agreement, in each case without resulting in the forfeiture or impairment of any rights thereunder. Each of Seller and Seller Subsidiary has fulfilled and performed in all material respects its obligations under each of the Seller Agreements, and neither Seller nor Seller Subsidiary in, or to the knowledge or Seller, Seller Subsidiary or the Selling Parties, alleged to be in, breach or default under, nor, to the knowledge of Seller, Seller Subsidiary or the

Selling Parties, is there or is there alleged to be any basis for termination of, any of the Seller Agreements and, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, no other party to any of the Seller Agreements has breached or defaulted thereunder, and, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller, Seller Subsidiary, or by any such other party. Neither Seller nor Seller Subsidiary currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Seller Agreements have heretofore been made available to Buyer by Seller.
          5.21 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.21:
          (a) the Purchased Assets and their current uses comply in all material respects with all applicable Requirements of Laws and Court Orders;
          (b) Each of Seller and Seller Subsidiary has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business and none of Seller, Seller Subsidiary any officer, director or employee of Seller, Seller Subsidiary or any Selling Party has been or is currently excluded, suspended or debarred from providing services to a Governmental Body or to any client or customer that participates in a program sponsored by a Governmental Body or has been declared ineligible for the award of contracts by any Governmental Body, including exclusion by any Governmental Body from receiving federal contracts or federally approved subcontracts under the Federal Acquisition Regulations or supplements thereto;
          (c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, threatened against or affecting Seller or Seller Subsidiary nor, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller or Seller Subsidiary is the plaintiff or claimant;
          (d) there is no action, suit or proceeding pending or, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and
          (e) neither Seller, Seller Subsidiary, nor the Purchased Assets are subject to any Court Order, other than protective or similar orders in the ordinary course of the Business.
          5.22 Environmental Matters. Except as set forth in Schedule 5.22:
          (a) none of Seller, Seller Subsidiary, or any of the present Business Property or operations, or the past Business Property or operations, is subject to any on-going investigation to the knowledge of Seller, Seller Subsidiary or the Selling Parties, by, order from or agreement with any Person (including any prior owner or operator of Business Property) respecting (i) any Environmental Requirements of Laws, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

          (b) neither Seller nor Seller Subsidiary is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Requirements of Laws;
          (c) neither Seller nor Seller Subsidiary has: (i) reported a Release of a hazardous substance pursuant to any Environmental Requirements of Laws; (ii) filed any notice pursuant to any Requirements of Laws indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or (iii) filed any notice under any Environmental Requirements of Laws reporting a substantial violation of any applicable Environmental Requirements of Laws;
          (d) there is not now, nor to the knowledge of Seller, Seller Subsidiary or the Selling Parties has there ever been, on or in any Business Property: (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit; or (ii) any underground storage tank or surface impoundment or landfill or waste pile.
          (e) to the knowledge of Seller, Seller Subsidiary or the Selling Parties, there is not now on or in any Business Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment, other than in material compliance with all Environmental Requirements of Laws;
          (f) none of Seller, Seller Subsidiary or any Selling Party has, in connection with the Business, received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant; and
          (g) any asbestos-containing material which is on or part of any Business Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Requirements of Laws.
          Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 5.22 are the only representations and warranties relating to any Environmental Requirements of Laws, Remedial Action, Contaminants or any Release.
          5.23 Insurance. Schedule 5.23 sets forth a list of all policies of insurance (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) maintained, owned or held by Seller, Seller Subsidiary, or the Selling Parties relating to Seller, Seller Subsidiary or the Business or to which Seller or Seller Subsidiary has otherwise been a party at any time since January 1, 2009. Except as set forth on Schedule 5.23, with respect to each such policy, each of Seller and Seller Subsidiary has complied in all material respects with each such policy and has not failed to give any notice or present any claim thereunder in a due and timely manner.
          5.24 Clients and Subcontractors. Schedule 5.24 sets forth a list of names and addresses of (a) the ten largest clients or customers and (b) the ten largest independent contactors or subcontractors (measured by dollar volume of purchases or sales in each case) of Seller and Seller Subsidiary taken as a whole and the percentage of the Business which each such client, customer, independent contractor or subcontractor represents or represented during each of the years ended December 31, 2008 and December 31, 2009 and the period from January 1, 2010 through April 30, 2010 (excluding any independent contractor or subcontractor not paid in excess of $100,000 during the years ended December 31, 2008 and 2009). Except as set forth in Schedule 5.24, there exists no actual or, to the knowledge of Seller, Seller Subsidiary or the Selling Parties, threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship of Seller or Seller Subsidiary with any client, customer or group of clients or customers listed in Schedule 5.24, or whose purchases individually or in the aggregate are material to the operations of the Business, or with any independent contractor or subcontractor or group of independent contractors or subcontractors listed in Schedule 5.24, or whose sales individually or in the aggregate are material to the operations of the Business.
          5.25 Related and Other Transactions. (a) Schedule 5.25 sets forth (i) a description of all services provided to any Member or any Affiliate of such Member or any use by such Member or any Affiliate of such Member of either any assets or properties of Seller or Seller Subsidiary or any employees of Seller or Seller Subsidiary for any purpose other than the conduct of the Business, and the manner in which Seller or Seller Subsidiary has been compensated for the costs of providing such services or use and (ii) a description of all services provided by any LP Member or any Affiliate of such LP Member to Seller or Seller Subsidiary or any use by Seller or Seller Subsidiary of either any assets or properties of such LP Member or any other Affiliate of such LP Member for the conduct of the Business, and the manner in which Seller or Seller Subsidiary has compensated such LP Member or such Affiliate for the costs of providing such services or use.
          (b) Except as set forth in Schedule 5.25, neither Seller nor Seller Subsidiary has directly or indirectly, purchased, leased or otherwise acquired any material property or obtained any material services, or sold, leased or otherwise disposed of any material property or furnished any material services (except with respect to remuneration for services rendered as a director, officer or employee of Seller or Seller Subsidiary), in the ordinary course of business or otherwise, from or to any Selling Party, any other Affiliate of Seller or Seller Subsidiary, any Person who is an officer or director of Seller or any associate of any such Person. Except as set forth in Schedule 5.25, neither Seller nor Seller Subsidiary owes any amount to, or have any contract with or commitment to, any Person described in the preceding sentence (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of such Persons owes any amount to Seller or Seller Subsidiary.
          (c) None of Seller or Seller Subsidiary nor any officer, employee or agent or other Person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any client, customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller or Seller Subsidiary in connection with any actual or proposed transaction) (i) which might subject Seller or Seller Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the Business, assets, operations or prospects of Seller or Seller Subsidiary or which would subject

Seller or Seller Subsidiary to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.
          5.26 No Finder. None of Seller or Seller Subsidiary nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
          As an inducement to Seller, Seller Subsidiary and the Selling Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller, Seller Subsidiary and the Selling Parties and agrees as follows:
          6.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted by Buyer.
          6.2 Authority of Buyer. (a) Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer has been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
          (b) Neither the execution nor delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or by-laws of Buyer, (B) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court

Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer, except in the case of clauses (B) and (D), for any such breach, violation, default or Encumbrance that would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement, as applicable; or
     (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.
          6.3 No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
          6.4 Absence of Changes. Since March 31, 2010: (i) there has been no material adverse change in the operations, profits or financial condition of Buyer, (ii) except as disclosed in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2009, there are no material lawsuits, claims, suits, proceedings or investigations by Government Bodies pending or, to the knowledge of Buyer, threatened against Buyer or its subsidiaries and (iii) identified or become aware of any material weakness in internal control over financial reporting.
ARTICLE VII
ADDITIONAL AGREEMENTS
          7.1 Covenant Not to Compete or Solicit Business or Employees. (a) In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder or by virtue of the transactions contemplated hereby and to more effectively protect the value and goodwill of the Purchased Assets and the Business so sold, each of Seller and Seller Subsidiary covenants and agrees that, for a period ending on the fifth anniversary of the Closing Date neither it nor its Affiliates (excluding any Selling Party or its Affiliates) will:
     (i) directly or indirectly (whether as principal, agent, employee, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the Business anywhere in the world, including for or with any client or customer of Seller or Seller Subsidiary (it being understood by the parties hereto that the Business is not limited to any particular region of the world and that such business may be engaged in effectively from any location in the world); or
     (ii) induce or attempt to persuade any employee, consultant, agent, supplier, client or customer of Seller or Seller Subsidiary to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business or hire or retain any such employee or consultant;
provided, however, that nothing set forth in this Section 7.1 shall prohibit Seller, Seller Subsidiary or their respective Affiliates from owning not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange. In addition, each of Seller and Seller Subsidiary (excluding any Selling Party or its Affiliates) covenants and agrees that it will not, and will not permit any of its Affiliates to, divulge or make use of any Trade Secrets or other confidential information of the Business other than to disclose such Trade Secrets and information to Buyer or its Affiliates.
          (b) If Seller or Seller Subsidiary or any Affiliate of Seller or Seller Subsidiary (excluding any Selling Party or its Affiliates) violates any of its obligations under this Section 7.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller and Seller Subsidiary acknowledge that a violation of this Section 7.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller and Seller Subsidiary therefore agree that in the event of any actual or threatened violation of this Section 7.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or Seller Subsidiary or such Affiliate of Seller or Seller Subsidiary to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.
          7.2 Taxes. (a) Seller and Seller Subsidiary shall be liable for and pay, and Seller, Seller Subsidiary and the Selling Parties shall indemnify Buyer against, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date other than Taxes incurred in the ordinary course of business prior to the Closing Date which are not due until after the Closing Date. Buyer shall be liable for and shall pay, and shall indemnify Seller against all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and for any Taxes incurred in the ordinary course of business prior to the Closing Date which are not due until after the Closing Date; provided, however, that Buyer shall not be liable for any Taxes for which Seller or the Selling Parties are liable under this Agreement. For purposes of this Section 7.2, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
          (b) Notwithstanding Section 7.2(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be borne equally by Buyer and Seller. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.
          (c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.2. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.
          (d) Seller and Seller Subsidiary shall prepare and timely file, or shall cause to be prepared and timely filed, all federal, state, local and foreign Tax Returns in respect of the Purchased Assets that are required to be filed (taking into account extensions) on or before the Closing Date or, if required to be filed after the Closing Date, such Tax Returns that are required to be filed by Seller. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):
          (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;
          (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets;
          (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets;
          (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 7.2; and
          (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
          (e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.
          7.3 Discharge of Business Liabilities. Seller, Seller Subsidiary and each Selling Party will hold Buyer harmless from, each and every liability and obligation of Seller or Seller Subsidiary arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer, it being understood and agreed that Buyer is not assuming any liabilities or obligations of Seller or Seller Subsidiary other than liabilities and obligations so expressly assumed by Buyer.

          7.4 Employees and Employee Benefit Plans. (a) Buyer shall offer employment to the employees listed on Schedule 7.4, at (i) base salaries at least comparable to their respective current base salaries as set forth on Schedule 7.4, (ii) a bonus opportunity, if any, in accordance with Buyer’s staff compensation guidelines, as such guidelines may be amended and in existence from time to time, and (iii) with employee benefits that are substantially comparable to those in place for other similar employees of Buyer. Seller, Seller Subsidiary and each Selling Party shall use its, his or her reasonable best efforts to have all of Seller’s and Seller Subsidiary’s employees to whom Buyer offers employment accept such offers. For purposes of determining eligibility to participate and vesting under any employee benefit plan of Buyer and service accrual under Buyer’s vacation policy, maternity leave policy and severance policy, if any, employees of Seller and Seller Subsidiary who become employees of Buyer and actually perform services for Buyer on the Closing Date or within four (4) weeks immediately thereafter (the “Transferring Employees”) shall receive service credit for service under employee benefits plans (other than defined benefit pension plans and retiree medical plans) sponsored by Buyer to the same extent such credit was granted under Seller’s or Seller Subsidiary’s comparable employee benefit plans. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of the Buyer to continue the employment of any employee for any period following the Closing Date and (ii) nothing in this Agreement shall preclude Buyer from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.
          (b) To the extent permitted therein and in the applicable insurance contracts, all Transferring Employees shall be covered by Buyer’s medical, prescription drug, dental, vision, life and accidental death and dismemberment plans immediately following the Closing Date. To the extent permitted by the applicable insurance contracts, each Transferring Employee shall receive credit under Buyer’s medical, prescription drug, dental and vision plans for all amounts paid (including co-pays and out of pocket expenses) during the current calendar year under comparable plans maintained by Seller or Seller Subsidiary, including deductible amounts and coinsurance amounts.
          (c) With respect to each Transferring Employee, Seller or Seller Subsidiary shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date. Buyer shall not assume or be obligated to pay, perform or discharge any liability, responsibility or obligation under, with respect to or arising in connection with any employee benefit plan of Seller, Seller Subsidiary or their respective Affiliates.
          (d) Subject to applicable Requirements of Laws or Employee Requirements of Laws, Seller and Seller Subsidiary shall transfer to Buyer on the Closing Date complete copies of the personnel records of Transferring Employees.
          (e) Buyer shall not have any liabilities or obligations: (i) related to the employees of Seller or Seller Subsidiary who do not become Transferring Employees; (ii) related to Transferring Employees to the extent such liability or obligation arises from any action, event or course of conduct prior to the Closing Date; or (iii) to the extent such liability arises under or relates to any employee benefit plan of Seller or any of its Affiliates. For the avoidance of doubt,

Buyer shall not assume, and shall have no responsibility with respect to, any of Seller’s Non-ERISA Plans, Seller’s Compensation Commitments, Seller’s ERISA Plans or any other plans or arrangements maintained by Seller or Seller Subsidiary.
          (f) Buyer shall not have any responsibility for any severance or termination pay obligations and damages for wrongful dismissal, including obligations arising under the common law, incurred with respect to any period of employment prior to the Closing Date for employees of Seller or any of its Affiliates who do not become Transferring Employees. Buyer shall have no responsibility whatsoever for terminating any of Seller’s Non-ERISA Plans, Seller’s Compensation Commitments, Seller’s ERISA Plans or any other plans or arrangements maintained by Seller or Seller Subsidiary.
          (g) Seller and Seller Subsidiary shall be responsible for satisfying “continuation coverage” requirements for all “group health plans” under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law with respect to each Transferring Employee and each employee of Seller and Seller Subsidiary who does not become a Transferring Employee (and any spouse, dependents or beneficiary of such Transferring Employee or other employee) and with respect to each former employee of Seller and Seller Subsidiary whose employment terminated before the Closing Date and any spouse, dependents or beneficiary of such former employee (each such person entitled to “continuation coverage”, a “COBRA Beneficiary”). To satisfy this obligation, Seller and Seller Subsidiary shall continue to maintain in effect all “group health plans” that are in effect immediately prior to the Closing Date until such time as all rights to “continuation coverage” for all COBRA Beneficiaries have ended under all applicable laws.
          7.5 Change in Corporate Name. Each of Seller and DFA Holdings agrees promptly after the Closing Date to change its name, and Seller agrees to change the name of Seller Subsidiary, in each case to a name that does not include the words “Daylight,” “Forensic” or “Advisory” or any variation thereof or bear any resemblance such names. Nothing in this Section 7.5 shall prevent Seller or Seller Subsidiary from using such names solely in connection with the wind-down of their existing business (including the collection of Excluded Receivables).
          7.6 Assignment or Enforcement of Certain Agreements. In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each of Seller and Seller Subsidiary covenants and agrees that, with respect to each employee of Seller or Seller Subsidiary who does become an employee of Buyer after the Closing, Seller or Seller Subsidiary shall either (a) assign to Buyer all rights of Buyer pursuant to all agreements, covenants or other obligations of such employee relating to noncompetition, nonsolicitation of employees or clients and similar matters or (b) if such agreements, covenants or obligations cannot be assigned to Buyer, then, upon Buyer’s request and at Buyer’s expense, enforce such agreements, covenants and obligations to the maximum extent permitted by applicable law.
          7.7 Collection of Receivables. From and after the Closing Date, Seller or Seller Subsidiary may bill and collect the Excluded Receivables using only billing and collection practices currently applied by Seller or Seller Subsidiary in the collection of its accounts receivable and work-in-process, and (except for Excluded Receivables from clients for whom Buyer will not perform services after the Closing, each of whom is listed on Schedule 7.7) shall not commence litigation in connection with such billing and collection without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. For a period of six months after the Closing, Buyer shall use its reasonable efforts to cause the Transferred Employees who remain employed by Buyer throughout such period (so as not to materially interfere with their duties to Buyer) to provide reasonable assistance to Seller and Seller Subsidiary in preparing client invoices for any Excluded Receivable for work completed prior to the Closing Date and collecting any Excluded Receivable.
          7.8 Distribution of Purchase Price. Seller and the Selling Parties agree that the Purchase Price, including the Closing Date Cash Payment and the Deferred Cash Payment shall (after payment by Seller of expenses, obligations or indebtedness of Seller, including obligations or indebtedness to Transferring Employees, so long as such obligations or indebtedness to Transferring Employees are in existence as of the Closing Date) be distributed by Seller only in accordance with the Seller LLC Agreement, as it exists on the Closing Date. Schedule 7.8 lists all such distributions to all employees and includes the name of each person who shall receive awards from the 2009 Incentive Plan of Seller referred to in Section 7.4 of the Seller LLC Agreement, together with the amount awarded to each such person. No such distribution or payment to Transferring Employees will be subject to forfeiture based on, or otherwise linked to, employment with Buyer. Seller and the Selling Parties hereby (i) confirm that any distribution on the Closing Date of the Closing Date Cash Payment complies with the foregoing requirements and (ii) agree that at the time of each subsequent distribution by Seller of the Purchase Price or any portion thereof and, otherwise upon reasonable request by Buyer from time to time after Closing, Seller and the Selling Parties shall confirm their compliance with the foregoing requirements and provide Buyer with any documentation reasonably requested by Buyer.
          7.9 Payment of Sign-On Bonuses. After the Closing Date, in addition to the bonuses to be paid to the Key Employees pursuant to the Sign-On Recovery Agreements, Buyer shall pay to one or more employees of Seller or Seller Subsidiary who become employees of Buyer an aggregate of $500,000 in sign-on bonuses. Such employees, the amount of each sign-on bonus to be paid to such employees and the terms and conditions (including required documentation to be signed by such employees) shall be determined by Buyer in its sole discretion.
          7.10 Reimbursement of Certain Expenses. At the Closing, Buyer shall reimburse Seller for the prepaid expenses previously incurred by Seller listed on Schedule 7.10 for Transferring Employees to attend the conferences, symposia or similar events after the Closing Date listed on Schedule 7.10.
          7.11 E&O Insurance. On or prior to the Closing Date, Seller shall, at Seller’s expense, purchase so-called “run-off” or “tail” coverage under Seller’s existing Directors and Officers Liability Policy and the Miscellaneous Professional Liability Policy listed on Schedule 5.23, the aggregate amount of such coverage to be not less than the aggregate amount of coverage under such existing policy prior to the Closing Date and otherwise to cover, for a period of not less than one year after the Closing Date, claims made after the Closing Date based on acts or omissions prior to the Closing Date.
          7.12 Sellers’ Representative.
          (a) Each of Seller, Seller Subsidiary and each of the Selling Parties (each a “Seller Party”) hereby irrevocably designate and appoint Financial Technology Ventures II (Q), L.P., as Sellers’ Representative (“Sellers’ Representative”) to represent and act for it for all purposes in its capacity as a Seller Party under this Agreement. Sellers’ Representative hereby accepts such designation and appointment and agrees to represent and act for the Seller Parties under this Agreement.
          (b) Buyer may conclusively rely upon any decision, act or instruction of Sellers’ Representative as being the decision, act or instruction of each and all Seller Parties. Notices or communications to or from Sellers’ Representative shall constitute notice to or from each and all Seller Parties.
ARTICLE VIII
INDEMNIFICATION
          8.1 Indemnification by Seller and the Selling Parties. Seller, Seller Subsidiary and each Selling Party, jointly and severally, agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
          (a) any breach by Seller, Seller Subsidiary or the Selling Parties of any of the covenants or obligations in this Agreement or in any Seller Ancillary Agreement;
          (b) any breach of any warranty or the inaccuracy of any representation of Seller, Seller Subsidiary or the Selling Parties contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller, Seller Subsidiary or the Selling Parties pursuant hereto;
          (c) the failure of Seller or Seller Subsidiary to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities; or
          (d) the failure of Seller or Seller Subsidiary to perform any Excluded Liability.
Notwithstanding the foregoing, no Selling Party nor Seller or Seller Subsidiary shall indemnify or hold harmless any Buyer Group Member (i) from or against any Loss or Expense in connection with or arising from any breach by any Selling Party of the representations and warranties contained in Section 5.3(c) regarding such Selling Party (except that DFA Holdings and each LP Member shall indemnify and hold harmless each Buyer Group Member from and against any Loss or Expense in connection with or arising from any breach by DFA Holdings or any LP Member of any such representation or warranty) and (ii) from or against any Loss or

Expense in connection with or arising from any breach by any Selling Party of any covenant contained in this Agreement or in any Seller Ancillary Agreement to be performed specifically by such Selling Party (except that DFA Holdings and each LP Member shall indemnify and hold harmless each Buyer Group Member from and against any Loss or Expense in connection with or arising from any breach by DFA Holdings or any LP Member of any such covenant).
          8.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:
          (a) any breach by Buyer of any of its covenants or obligations in this Agreement or in any Buyer Ancillary Agreement;
          (b) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto; or
          (c) the failure of Buyer to perform any Assumed Liability.
          8.3 Notice of Claims. (a) Any Buyer Group Member or Seller Group Member, as the case may be (the “Indemnified Party”), seeking indemnification hereunder shall promptly give to the party from whom it is seeking indemnification (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement, the Buyer Ancillary Agreement or the Seller Ancillary Agreement upon which such claim is based; provided, however, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced; provided further, however, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been damaged or prejudiced by such failure.
          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be evidenced (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) pursuant to Section 9.18 and, if necessary, Section 9.19; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss or Expense suffered by it.
          (c) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnitor, each Indemnified Party shall (i) reasonably cooperate with the Indemnitor in connection with the defense of any Third Person Claim and (ii) grant the Indemnitor and its counsel, experts and representatives reasonable access, during normal business hours, to the books, records, personnel (including as witnesses or deponents at trial and during the discovery process) and properties of the Indemnified Party to the extent reasonably related to the Claim Notice, in the case of clause (i) and (ii) above, at no cost to the Indemnitor (other than for reasonable out of pocket expenses of the Indemnified Parties).
          8.4 Third Person Claims. (a) Subject to Section 8.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, however, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided further, however, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Third Person Claim.
          (b) If any Third Person Claim against any Indemnified Party is solely for money damages or, where Seller, Seller Subsidiary or any Selling Party is the Indemnitor, will have no material continuing adverse effect on the Business or the Purchased Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if (i) the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and (ii) any compromise, discharge or settlement of such Third Person Claim constitutes a complete and unconditional discharge and release by such third Person of such Third Person Claim against any Indemnified Party or is made with the written consent of the Indemnified Party. In any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, however, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof.
          8.5 Limitations on Indemnification Obligations. (a) The obligations of Seller, Seller Subsidiary and the Selling Parties pursuant to the provisions of Section 8.1 are subject to the following limitations:
     (i) Seller, Seller Subsidiary and the Selling Parties shall be required to indemnify and hold harmless under Section 8.1(b) with respect to Loss and Expense incurred by Buyer Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.3, 5.7, 5.16 and 5.26 (the “Seller Excluded Representations”)), as to which this subsection (i) shall have no effect) only if the aggregate amount of such Loss and Expense exceeds

$200,000; provided, however, that if the aggregate amount of Loss and Expense incurred by Buyer Group Members exceeds $200,000, then this subsection (i) shall not apply and Buyer Group Members shall be entitled to indemnification for all Loss and Expense irrespective of this subsection (i);
     (ii) the aggregate amount that Seller, Seller Subsidiary and the Selling Parties shall be required to indemnify and hold harmless under (x) Section 8.1(a) in connection with or arising from any breach of the covenants set forth in Article VII (other than the covenants set forth in Sections 7.1, 7.2, 7.3, 7.4 (subsections (c), (f) and (g) only), 7.8 or 7.12 (the “Seller Excluded Covenants”), as to which this subsection (ii) shall have no effect) and (y) Section 8.1(b) (other than Loss or Expense incurred as a result of inaccuracies of any Seller Excluded Representation, as to which this subsection (ii) shall have no effect) shall not exceed an amount equal to $8,000,000; and
     (iii) the indemnification provided for in (x) Section 8.1(a) in connection with or arising from any breach of the covenants set forth in Article VII or (y) Section 8.1(b) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 8.1(b) thereafter), except that the indemnification by Seller, Seller Subsidiary and the Selling Parties shall continue as to: (A) the representations and warranties contained in the Seller Excluded Representations (other than those contained in Section 5.7), as to all of which no time limitation shall apply, and as to the representations and warranties contained in Section 5.7 until the expiration of the relevant statute of limitations, (B) the covenants contained in the Seller Excluded Covenants and Section 7.12, as to which no time limitation shall apply, (C) the covenants contained in Section 7.7 which shall apply until the later of (1) eighteen months after the date hereof and (2) the date at which all Excluded Receivables have been collected and (D) any Loss or Expense of which any Buyer Group Member has notified Seller, Seller Subsidiary or the Selling Parties in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Seller, Seller Subsidiary, and the Selling Parties shall continue until the liability of Seller, Seller Subsidiary and the Selling Parties shall have been determined pursuant to this Article VIII, and Seller, Seller Subsidiary and the Selling Parties shall have reimbursed all Buyer Group Members for the amount of such Loss and Expense determined in accordance with, and subject to the limitations of, this Article VIII.
          (b) The obligations of Buyer pursuant to the provisions of Section 8.2 are subject to the following limitations:
     (i) Buyer shall be required to indemnify and hold harmless under Section 8.2(b) with respect to Loss and Expense incurred by Seller Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1, 6.2 and 6.3 (the “Buyer Excluded Representations”), as to which this subsection (i) shall have no effect) only if the aggregate amount of such Loss and Expense exceeds $200,000; provided, however, that if the aggregate amount of Loss and Expense incurred by Seller Group Members exceeds $200,000, then this subsection (i) shall not apply and Seller Group Members shall be entitled to indemnification for all Loss and Expense irrespective of this subsection (i); and
     (ii) the aggregate amount that Buyer shall be required to indemnify and hold harmless under (x) Section 8.2(a) in connection with or arising from any breach of the covenants set forth in Article VII (other than the covenants set forth in Sections 7.2, 7.4(a) and 7.4(b) (the “Buyer Excluded Covenants”)), as to which this subsection (ii) shall have no effect and (y) Section 8.2(b) (other than Loss or Expense incurred as a result of inaccuracies of any Buyer Excluded Representation, as to which this subsection (ii) shall have no effect) shall not exceed an amount equal to $8,000,000; and
     (iii) the indemnification provided for in (x) Section 8.2(a) in connection with or arising from the covenants set forth in Article VII or (y) Section 8.2(b) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 8.2(b) thereafter), except that the indemnification by Buyer shall continue as to: (A) the representations and warranties contained in the Buyer Excluded Representations, as to all of which no time limitation shall apply, (B) the covenants contained in the Buyer Excluded Covenants, as to which no time limitation shall apply and (C) any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article VIII, and Buyer shall have reimbursed all Seller Group Members for the amount of such Loss and Expense determined in accordance with, and subject to the limitations of, this Article VIII.
          (c) For purposes of this Article VIII, the amount of any Loss or Expense shall be reduced by any Tax benefit resulting from such Loss or Expense that is actually realized by the Indemnified Party.
          8.6 Treatment of Indemnity Payments. All payments under this Article VIII shall be treated as adjustments to the Purchase Price for all applicable Tax purposes, except as is otherwise required by applicable law.
          8.7 Exclusive Remedy. The exclusive remedy of the Buyer Group Members and the Seller Group Members in connection with this Agreement, the Buyer Ancillary Agreements, the Seller Ancillary Agreements and the transactions contemplated hereby or thereby shall be as provided in this Article VIII, except in the case of fraud or willful misconduct. Nothing in this Section 8.7 shall (a) interfere with or impede a party’s (i) exercising its right to seek equitable remedies (including specific performance or injunctive relief) to enforce any covenant in this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements or (ii) maintaining, or recovering any amounts in connection with, any action or claim based upon fraud or deceit or (b) apply to any agreement excluded from the definitions of Buyer Ancillary Agreement or Seller Ancillary Agreement.

ARTICLE IX
GENERAL PROVISIONS
          9.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article VIII, the representations and warranties contained in this Agreement shall terminate eighteen (18) months after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in this Agreement or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.
          9.2 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, Seller Subsidiary or the Members, to their respective counsel, accountants or financial advisors and in the case of an LP Member, to its shareholders, direct or indirect limited partners, potential limited partners or investors, co-investors, partners or members of such LP Member and each of their respective counsel, accountants or financial advisors). The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
          9.3 No Public Announcement. Neither Buyer, the Selling Parties, Seller Subsidiary, nor Seller shall, without the approval of Buyer and Seller, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange. The foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.
          9.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier or express delivery service addressed as follows:
          If to Buyer, to:
Navigant Consulting, Inc.

30 S. Wacker, Suite 3100
Chicago, IL 60606
Attention: General Counsel
          with a copy (which shall not constitute notice), to:
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Steven Sutherland
          If to Seller, Seller Subsidiary or the Selling Parties, to:
Sellers’ Representative
Financial Technology Ventures II (Q), L.P.
555 California Street, Suite 2900
San Francisco, CA 94101
Attention: David A. Haynes
          with a copy (which shall not constitute notice), to:
Sullivan and Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Gary Israel; Marc Trevino
or to such other address as such party may indicate by a notice delivered to the other party hereto.
          9.5 Successors and Assigns. (a) The rights of any party under this Agreement shall not be assignable by such party hereto without the written consent of Buyer (in the case of assignment by Seller, Seller Subsidiary or the Selling Parties) or Seller (in the case of an assignment by Buyer); provided, however, that Buyer may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.
          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person (other than the parties and their successors and assigns permitted by this Section 9.5, the Buyer Group Members or the Seller Group Members) any right, remedy or claim under or by reason of this Agreement.
          9.6 Access to Records after Closing. For a period of six years after the Closing Date, Seller, Seller Subsidiary, the Selling Parties and their respective representatives shall have reasonable access to all of the books and records of Seller or Seller Subsidiary transferred to Buyer hereunder to the extent that such access may reasonably be required by

Seller or Seller Subsidiary in connection with matters relating to or affected by the operations of Seller prior to the Closing Date or in connection with the wind-down of the business of Seller or Seller Subsidiary. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller and Seller Subsidiary shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 9.6. If Buyer or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.
          For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 9.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.
          9.7 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the letter of intent dated March 31, 2010 among Buyer, Seller, the Individual Members and the LP Members relating to the transactions contemplated by this Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
          9.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
          9.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          9.10 Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and any related agreements and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.
          9.11 Execution in Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when two or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer. Any signature page delivered via fax or electronic mail shall be binding to the same extent as an original signature page. Without limiting the effect of the foregoing, any party who delivers such a signature page shall deliver an original counterpart to any party which requests it.
          9.12 Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.
          9.13 Further Assurances. (a) From time to time following the Closing, Seller, Seller Subsidiary and the Selling Parties shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller or Seller Subsidiary thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.
          (b) With respect to each Possible Excluded Matter, Seller, the Selling Parties and Buyer shall cooperate after Closing in an effort to reach a mutually satisfactory arrangement pursuant to which such Possible Excluded Matter may be transferred to Buyer or one of its subsidiaries or other Affiliates, it being understood that (i) such arrangement may include the establishment of ethical walls, the transfer of such Possible Excluded Matter to a separate subsidiary or Affiliate of Buyer and/or other possible arrangements, (ii) any liability relating to work performed with respect to any Possible Excluded Matter prior to such arrangement being reached shall be allocated as either an Excluded Liability or an Assumed Liability by the parties as part of such arrangement and (iii) if such an arrangement is reached, such Possible Excluded Matter (and all client engagements, contracts or agreements with clients, client relationships and client work papers and other assets relating primarily thereto) shall then automatically become a Purchased Asset and the obligations and liabilities to be performed with respect to such Possible Excluded Matter after the time such Possible Excluded Matter becomes a Purchased Asset (except to the extent such liabilities and obligations, (A) but for a breach or default by Seller prior to the Closing Date, would have been paid, performed or otherwise discharged on or prior to the Closing Date and (B) but for a breach or default by Seller during the period after the Closing Date and prior to the time such Possible Excluded Matter becomes a Purchased Asset would have been paid, performed or otherwise discharged during such period) shall automatically become “Assumed Liabilities”. If Seller and Buyer are unable to reach a mutually satisfactory arrangement providing for the transfer to Buyer or one of its subsidiaries or Affiliates of a Possible Excluded Matter, (x) Seller and Buyer will determine whether to terminate their respective relationships with any party to such Possible Excluded Matter or will agree to other arrangements satisfactory to each party with respect to such Possible Excluded Matter and (y) if a Possible Excluded Matter is not so transferred to Buyer or terminated, then notwithstanding the provisions of Section 7.1 or of the Employment Agreements or the Confidential Information Agreements, Buyer shall permit Seller and the Members who worked on such Possible Excluded Matter prior to the Closing Date to continue to work on such Possible Excluded Matter after the Closing Date and to retain any revenues generated from such work. In addition, Buyer will use its commercially reasonable efforts to make available to Seller and the employees of Seller who worked on such Possible Excluded Matter prior to the Closing Date (or comparable employees), to continue to work on such Possible Excluded Matter after the Closing Date pursuant to arrangements (such as subcontracting or other arrangements) agreed to by Buyer and Seller.
          9.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.
          9.15 Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          9.16 Offset. Buyer shall have the right to offset against and withhold a portion of the Deferred Cash Payment, to the extent of any amounts finally determined to be owed to any Buyer Group Member by any Seller Group Member pursuant to Article VIII at the time such Deferred Cash Payment becomes due and payable.
          9.17 Submission to Jurisdiction. Seller, Seller Subsidiary, the Selling Parties and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Illinois and waive any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States.

          9.18 Dispute Resolution. Any dispute, controversy or claim (including any dispute arising under Article VIII of this Agreement but excluding any dispute, controversy or claim under Section 7.1), whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between any Seller Group Member, on the one hand, and any Buyer Group Member, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be resolved in accordance with the procedures described in this Section 9.18 and, if necessary, Section 9.19. The parties hereto agree to establish an internal hierarchy to facilitate resolution of these issues as set forth below:
          (a) Upon written request of either Buyer, on the one hand, or Seller, Seller Subsidiary or the Selling Parties, on the other hand, each will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.
          (b) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any formal proceeding. During the discussions, all reasonable requests by a party to another party for non-privileged information reasonably related to the Dispute shall be honored in order that each party may be fully advised of the other party’s position.
          (c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:
     (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the Dispute does not appear likely; or
     (ii) the expiration of the fifteen day period immediately following the initial request to negotiate the Dispute;
provided, however, that this Section 9.18 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Sections 9.19(i) or 9.20.
          9.19 Arbitration. If resolution of the Dispute still cannot be achieved as contemplated by Section 9.18, the Dispute shall be settled by binding arbitration conducted in Chicago, Illinois in accordance with the then current Comprehensive Arbitration Rules and Procedures of JAMS as modified by the following provisions of this Agreement:
          (a) If the amount in dispute exceeds $100,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list in accordance with the appointment rules of the JAMS. If the amount in dispute is less than $100,000, selection of one neutral arbitrator by the parties shall be from the JAMS panel list in accordance with appointment rules of the JAMS.
          (b) The arbitration process shall be conducted on an expedited basis by the JAMS office located in Chicago, Illinois. Proceedings in arbitration shall begin no later than forty-five days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than two-hundred seventy days after the filing of the Dispute. All hearings, unless otherwise agreed to by the parties, shall be held in Chicago, Illinois.
          (c) The arbitrator(s) may in his, her or their discretion order a pre-hearing exchange of information, including production of documents, exchange of summaries of testimony or exchange of statements of position or depositions.
          (d) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of Section 9.2 of this Agreement.
          (e) The award of the arbitrator(s) shall be made in a written opinion containing a concise analysis of the basis upon which the award was made.
          (f) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
          (g) The parties agree to equally split, as between Seller, Seller Subsidiary and the Selling Parties, on the one hand, and Buyer, on the other hand, the cost of any arbitration, including the administrative fee, the compensation of the arbitrator(s) and the expenses of any witnesses or proof produced at the direct request of the arbitrator(s).
          (h) The parties shall each bear all their own costs and expenses, irrespective of which party is the prevailing party in the arbitration.
          (i) Notwithstanding the agreements contained in Sections 9.18 and 9.19, either party may apply to a court having jurisdiction to (i) enforce this agreement to arbitrate, (ii) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved, (iii) avoid the expiration of any applicable limitations period, (iv) preserve a superior position with respect to other creditors, or (v) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of subparagraph (j) below.
          (j) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.
          (k) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14, except as modified hereby, shall govern the interpretation and enforcement of this Section 9.19.

          (l) Notwithstanding the foregoing, Seller, Seller Subsidiary, the Selling Parties and Buyer agree to continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.
          9.20 Judicial Procedure. Nothing in Sections 9.18 or 9.19 shall be construed to prevent any party from seeking from a court of competent jurisdiction a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to such Sections 9.18 or 9.19.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

NAVIGANT CONSULTING, INC.
By:
Name:
Title:

DAYLIGHT FORENSIC & ADVISORY LLC
By:
Name:
Title:

DAYLIGHT FORENSIC & ADVISORY LTD
By:
Name:
Title:

LP MEMBERS: FINANCIAL TECHNOLOGY VENTURES II (Q), L.P.
By:
Name:
Title:

FINANCIAL TECHNOLOGY VENTURES II, L.P.
By:
Name:
Title:

MEMBERS: DAYLIGHT F&A HOLDINGS, INC.
By:
Name:
Title:

Ellen Zimiles

Joseph A. Spinelli

[signature page to Asset Purchase Agreement]

SCHEDULES AND EXHIBITS

Schedule
2.1(B)	Client Deposits and Prepayments
2.1(F)	Contracts
2.2(c)(i)	Excluded Personal Property
2.2(c)(ii)	Excluded Intellectual Property
2.2(c)(iii)	Excluded Software
2.2(I)	Excluded Contracts and Agreements
2.2(m)(1)	Specified Matters
2.2(m)(2)	Possible Excluded Matters
3.3	Allocation Schedule
5.1	Organization of Seller
5.3(D)	Consents
5.4	Financial Statements
5.5	Operations Since Balance Sheet Date
5.6	Undisclosed Liabilities
5.7	Taxes
5.8	Availability of Assets
5.9	Governmental Permits
5.11	Leased Real Property
5.12	Personal Property
5.13	Personal Property Leases
5.14	Intellectual Property
5.17	Employee and Related Agreements
5.18	Employee Relations
5.19	Contracts
5.20	Status of Contracts
5.21	No Violation, Litigation or Regulatory Action
5.22	Environmental Matters
5.23	Insurance
5.24	Clients and Subcontractors
5.25	Related Transactions
7.4	Transferring Employees
7.7	Excluded Receivables
7.8	Distributions
7.10	Prepaid Expenses

Exhibit
A	Employment Agreements
B	Instrument of Assignment
C	Instrument of Assumption
D	Confidential Information Agreements
E	Sign-On Incentive Recovery Agreements
F	Sublease Agreement
G	Noncompetition Agreements
H	Transition Services Agreement